EXHIBIT  11(b)


November 23, 1998

The Gabelli Money Market Funds
One Corporate Center
Rye, New York 10580-1434

Re:      Post-Effective Amendment No. 9 to Registration Statement
         (Securities Act File No. 33-48220; Investment Company Act
         File No. 811-6687) (the "Registration Statement")
Ladies and Gentlemen:
You have requested us, as counsel to The Gabelli Money Market Funds (the "Trust"), a business trust organized under the laws of the State of Delaware, to furnish you with this opinion in connection with the Trust's filing of Post-Effective Amendment No. 9 to its Registration Statement on Form N-1A (the "Amendment"). We have examined copies of the Trust's Agreement and Declaration of Trust (the "Agreement") and By-laws (the "By-laws"), each as now in effect, and the Amendment. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of the above material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Trust and others. Based upon the foregoing, we are of the opinion that all necessary action on the part of the Trust precedent to the issue of the securities covered by the Amendment (the "Shares") has been duly taken, and that all such Shares may legally and validly be issued for cash, and when sold will be fully paid and nonassessable by the Trust upon receipt by the Trust or its agent of consideration therefor in accordance with the terms described in the Registration Statement, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. We hereby consent to the filing of this opinion as an exhibit to the Amendment, to the reference to our name under the heading "Counsel and Independent Accountants" in the SAI included as part of the Amendment, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Trust or any distributor or dealer in connection with the registration or qualification of the Trust or the Shares under the securities laws of any state or other jurisdiction. We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. Very truly yours, WILLKIE FARR & GALLAGER